CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

James B. McElravy, CPA, P.C.
12605 East Freeway, Suite 650
Houston, TX 77015-5626

February 27, 2007

Foresight Funds, Inc.
1634 Pebbe Chase Dr.
Katy, TX 77450

Gentlemen:

We consent to the references to our firm in the Registration Statement on Form N-1A of Foresight Funds, Inc. and to the use of our report dated
February 27, 2007 on Foresight Value Fund's financial statements and financial highlights as of and for the year ending December 31, 2006. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.


James B. McElravy, CPA, P.C.